Exhibit 10.2

October 5, 2012

Mr. Michael Morhardt

67 Breakneck Hill Road

Southborough, MA 01772

Dear Mike,

I am pleased to offer you the position of Chief Sales Officer of Forrester Research, Inc. (“Forrester” or the “Company”) in our offices located at 60 Acorn Park Drive in Cambridge, Massachusetts, reporting to Chief Operating Officer, Charles B. Rutstein. Your start date is November 12, 2012.

If you accept this offer of employment, your annualized base compensation would be $300.000 ($12,500 semi-monthly), less legally required deductions, paid in accordance with Forrester’s regular payroll practices (the “Base Salary”). In addition to the Base Salary, effective January 1, 2013, you will be eligible for incentive compensation comprised of: (1) $200,000 of sales commissions for 100% performance against the Company 2013 operating plan and (2) assuming you are employed by the Company on the last day of the 2013 fiscal year, an annual target bonus of $100,000. The Company will pay you, in accordance with its normal payroll cycle and subject to required deductions, and without regard to Company performance, a pro rata, portion of your 2013 target annualized commissions and incentive bonus from commencement of employment through December 31, 2012. The actual amount of your 2013 commissions earned and payable will be determined based on your performance and the terms of the Company’s 2013 sales commission plan, and the actual amount of your incentive bonus earned and payable for 2013 will be measured and determined based on 2013 Company performance and other terms under and pursuant to the Company’s Executive Incentive Plan, provided that for the first fiscal quarter of 2013, the Company will pay to you, in accordance with its normal payroll practices no less than a pro rata share of your annual target Commission opportunity, which equals $50,000.

In addition, subject to your providing to the Company copies of the relevant compensation plan(s) and W-2 statements from your current employer and any other documents that Forrester reasonabley requests with respect to your current compensation, Forrester will award to you as soon as reasonably practicable after receipt of appropriate documentation establishing (i) the pro rata bonus compensation for which you were eligible for the months worked for your current employer during 2012 (“Bonus Eligibility”), and (ii) the actual bonus earned and paid to you for 2012 (“Bonus”) by your current employer, pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) restricted stock units with a value equal to the difference between your total Bonus Eligibility (not to exceed $225,000) and the actual Bonus paid to you, and which RSUs will vest 90 days after the date of issuance. For purposes of determining the number of restricted stock units to be awarded to you, the per share price of Forrester common stock will be determined as of the earlier of March 1, 2013 or the actual date of payment of the Bonus. You must provide to us reasonable documentation establishing your Bonus Eligibility and Bonus, if any, no later than March 1, 2013

Your next compensation review would be scheduled for January 2014.

You will be granted an option to purchase 40,000 shares of Forrester’s common stock with an exercise price equal to the closing price of Forrester common stock on the grant date pursuant to the Plan. During your employment, these options will vest over four years from date of grant. This stock option grant will be awarded on the first business day of the month immediately following your start date. The stock option grant, and any RSUs awarded to you, will be subject to the terms and conditions of the Plan, as amended from time to time, and any stock option certificate, stock option agreement, restricted stock agreement, and other restrictions generally applicable to stock options, equity-based awards, and securities of the Company, including without limitation the enclosed Stock Retention Guidelines.

You will be eligible to participate in Forrester’s employee benefit programs during your employment, consistent with the plan documents and Company policies. Forrester’s employee benefits are described in the enclosed Employee Benefits at a Glance booklet. Forrester’s employee benefits are subject to change at any time.

Employment at Forrester is terminable at will. It is understood that your employment is for no definite term and that you may decide to resign from Forrester at any time without notice and without cause. Subject to the provisions of the next sentence, it is also understood that Forrester, at its option, may terminate your employment at any time with or without notice or Cause, as defined below. Should Forrester terminate your employment for any reason, other than for Cause, you will be paid, pursuant to Forrester’s regular payroll practices, the Base Salary, as the same may be adjusted from time to time, less required Withholding taxes, for a period of six months, subject to your signing a separation agreement in a form acceptable to Forrester, which shall include a general release of claims.

Cause is defined as your malfeasance or negligence in the performance of your duties; fraud or dishonesty by you with respect to the Company; your conviction of or plea of nolo contendere to any felony or other crime involving moral turpitude; or your breach of any provision of this offer letter or the Employee Confidentiality, Proprietary Rights and Non-Competition Agreement.

This offer is subject to and contingent upon satisfactory results of a background check, which will include but not necessarily be limited to a check on your educational and criminal history, as well as your execution of the Company’s Employee Confidentiality, Proprietary Rights and Non-Competition Agreement, a copy of which is enclosed. You will also be required to complete a Form I-9, as required by the Immigration Reform and Control Act, and provide the appropriate documents listed on that form when you report to work.

This offer constitutes the entire agreement between you and the Company and supersedes all prior understandings, negotiations and agreements, whether written or oral, between you and Forrester as to the subject matter covered by this offer letter, excluding only the Employee Confidentiality, Proprietary Rights, and Non-competition Agreement and the Plan and any agreements or documents related to the option grant or potential RSU award.

We look forward to you Joining us. Please indicate your agreement by signing below and returning this letter along with the signed Employee Confidentiality, Proprietary Rights and Non-Competition Agreement in the enclosed envelope.

Sincerely,

/s/ Elizabeth Lemons	/s/ Michael Morhardt
Elizabeth Lemons Chief People Officer	Michael Morhardt

10-7-2012
Date